                                                                  Exhibit (d)(1)


                          AGREEMENT AND PLAN OF MERGER
                                     AMONG:
                            BEI TECHNOLOGIES, INC.,
                            A DELAWARE CORPORATION;
                          OPTO ACQUISITION SUB, INC.,
                          A DELAWARE CORPORATION; AND
                                OPTICNET, INC.,
                             A DELAWARE CORPORATION
                            DATED AS OF JULY 1, 2003

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
   SECTION 1.  The Offer...................................................    1
          1.1  Conduct of the Offer........................................    1
          1.2  Company Actions.............................................    3
          1.3  Top-Up Option...............................................    4
   SECTION 2.  Merger Transaction..........................................    4
          2.1  Merger of Acquisition Sub into the Company..................    4
          2.2  Effect of the Merger........................................    4
          2.3  Closing; Effective Time.....................................    4
          2.4  Certificate of Incorporation and Bylaws; Directors and
               Officers....................................................    5
          2.5  Conversion of Shares........................................    5
          2.6  Surrender of Certificates; Stock Transfer Books.............    6
          2.7  Shares Subject to Appraisal Rights..........................    7
          2.8  Further Action..............................................    7
   SECTION 3.  Representations and Warranties of the Company...............    7
          3.1  Capitalization, Etc. .......................................    7
          3.2  SEC Filings; Financial Statements...........................    8
          3.3  Title to Assets.............................................    9
          3.4  Intellectual Property.......................................    9
          3.5  Liabilities.................................................   10
          3.6  Compliance with Legal Requirements..........................   10
          3.7  Legal Proceedings; Orders...................................   10
          3.8  Authority; Inapplicability of Anti-takeover Statutes;
               Binding Nature of Agreement.................................   10
          3.9  Vote Required...............................................   10
         3.10  Non-Contravention; Consents.................................   10
         3.11  Advisor.....................................................   11
         3.12  Disclosure..................................................   11
   SECTION 4.  Representations and Warranties of Parent and Acquisition
               Sub.........................................................   11
          4.1  Valid Existence.............................................   11
          4.2  Authority; Binding Nature of Agreement......................   11
          4.3  Non-Contravention; Consents.................................   12
          4.4  Disclosure..................................................   12
   SECTION 5.  Certain Covenants of the Company............................   12
          5.1  Access and Investigation....................................   12
          5.2  No Solicitation.............................................   12
   SECTION 6.  Additional Covenants of the Parties.........................   13
          6.1  Stockholder Approval; Proxy Statement.......................   13
          6.2  Regulatory Approvals........................................   14
          6.3  Stock Options...............................................   14
          6.4  Indemnification of Officers and Directors...................   14
          6.5  Additional Agreements.......................................   14
          6.6  Disclosure..................................................   14
          6.7  Section 16 Matters..........................................   15
          6.8  Resignation of Officers and Directors.......................   15

                                                                             PAGE
                                                                             ----
   SECTION 7.  Conditions Precedent to the Merger..........................   15
          7.1  Stockholder Approval........................................   15
          7.2  No Restraints...............................................   15
          7.3  Consummation of Offer.......................................   15
   SECTION 8.  Termination.................................................   15
          8.1  Termination.................................................   15
          8.2  Effect of Termination.......................................   16
          8.3  Expenses....................................................   17
   SECTION 9.  Miscellaneous Provisions....................................   17
          9.1  Amendment...................................................   17
          9.2  Waiver......................................................   17
          9.3  No Survival of Representations and Warranties...............   17
          9.4  Entire Agreement; Counterparts..............................   17
          9.5  Applicable Law; Jurisdiction................................   17
          9.6  Assignability; Third-Party Beneficiaries....................   17
          9.7  Notices.....................................................   18
          9.8  Cooperation.................................................   18
          9.9  Severability................................................   18
         9.10  Enforcement.................................................   18
         9.11  Construction................................................   19

                                    ANNEXES

Annex I   -- Certain Definitions

Annex II  -- Conditions to the Offer

Annex III  -- Form of Certificate of Incorporation of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of July 1, 2003, by and among: BEI TECHNOLOGIES, INC., a Delaware corporation ("Parent"); OPTO ACQUISITION SUB, INC., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent ("Acquisition Sub"); and OPTICNET, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Annex I.

                                    RECITALS

     A. The board of directors of each Parent, Acquisition Sub and the Company has determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

     B. In furtherance of the acquisition of the Company by Parent, it is proposed that: (i) Acquisition Sub make a cash tender offer for any and all of the outstanding shares of Company Common Stock at a price of $0.04 per share (such amount, or any greater amount per share paid pursuant to the Offer, subject to adjustment pursuant to Section 1.1(e), being referred to in this Agreement as the "Offer Price"), net to the seller in cash, upon the terms and subject of the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time, being referred to in this Agreement as the "Offer"); and (ii) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the "Merger").

     C. The board of directors of the Company has: (i) unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders; and (ii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their shares pursuant to the Offer and (if required by applicable law) adopt this Agreement and approve the principal terms of the Merger.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  The Offer

     1.1 Conduct of the Offer.

     (a) Provided that each of the conditions set forth in clauses "(b)," '(c)," "(d)," "(g)," "(h)" and "(i)" of Annex II are satisfied as of the commencement of the Offer, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement.

     (b) The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock validly tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or any wholly-owned Subsidiary of Parent ("Parent Owned Shares") immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, represents no less than 80% of the Adjusted Outstanding Share Number (the "Minimum Condition") and (ii) the other conditions set forth in Annex II. (The Minimum Condition and the other conditions set forth in Annex II are referred to collectively in this Agreement as the "Offer Conditions.") Acquisition Sub expressly reserves the right, in its sole discretion, to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions or, (D) except as provided in Section 1.1(c), extends the expiration date of the Offer beyond the initial expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment all shares of Company Common Stock validly tendered pursuant to the Offer (and not withdrawn) as soon as practicable after it is permitted to do so under applicable Legal Requirements and shall pay for such shares promptly thereafter. Notwithstanding the foregoing, to the extent the number of Parent Owned Shares is less than 90% of the Adjusted Outstanding Share Number and Parent is unable to exercise the Top-Up Option or the Company is unable to fulfill the Top-Up Option, despite the best efforts of Parent and Company to be able either to exercise or fulfill the Top-Up Option, as the case may be, Acquisition Sub will not be obligated to accept for payment and to pay for any shares of Company Common Stock validly tendered pursuant to the Offer.

     (c) The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof. Notwithstanding anything to the contrary contained in this Agreement: (i) if, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, Acquisition Sub may, in its discretion, subject to the consent of the Company, extend the Offer from time to time for such period of time as Acquisition Sub reasonably determines to be necessary to permit such Offer Condition to be satisfied; (ii) Acquisition Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period of time required by any rule or regulation of the SEC applicable to the Offer; (iii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of Company Common Stock that have been validly tendered pursuant to the Offer (and not withdrawn) plus the number of Parent Owned Shares as of such date is less than 90% of the Adjusted Outstanding Share Number, then Acquisition Sub may, in its discretion, subject to the consent of the Company, extend the offer for an additional period of not more than 20 business days; and (iv) Acquisition Sub may, in its discretion, subject to the consent of the Company, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

     (d) On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer (the "Offer to Purchase") and the form of related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. (Said Tender Offer Statement on Schedule TO and all exhibits, statements and supplements thereto are referred to collectively in this Agreement as the "Offer Documents.") Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with the Exchange Act and the rules and regulations thereunder. Each of Parent, Acquisition Sub and the Company shall use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given sufficient opportunity to review and comment on the Offer Documents (and any amendments thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub shall provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share shall be appropriately adjusted.

     1.2  Company Actions.

     (a) The Company hereby consents to the Offer and represents that its board of directors, upon the unanimous recommendation of the Special Committee of the board of directors of the Company (the "Special Committee"), at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"), as applicable,
(iii) declared that this Agreement is advisable and (iv) resolved to recommend that stockholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement and approve the principal terms of the Merger (the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and (if required by applicable law) adopt this Agreement and approve the principal terms of the Merger being referred to as the "Company Board Recommendation"). The Company further represents and warrants to Parent and Acquisition Sub that American Appraisal Associates (the "Special Committee Advisor") has delivered to the board of directors of the Company and the Special Committee the Special Committee Advisor's written opinion, dated the date of this Agreement, to the effect that as of such date the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of Shares. Subject to Section 1.2(b): (A) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if the Company Board Recommendation is no longer unanimous).

     (b) Notwithstanding anything to the contrary contained in Section 1.2(a), at any time prior to the Acceptance Date, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub if:
(i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least one business day's prior notice of any meeting of the Company's board of directors or any committee thereof at which such board of directors or such committee will consider or determine whether such offer is a Superior Offer; (iii) the Company's board of directors and the Special Committee each determines in good faith (based, in the case of the Special Committee's determination, upon a written opinion of the Special Committee Advisor) that such offer constitutes a Superior Offer; (iv) the Company's board of directors and the Special Committee each determines in good faith, after having taken into account the advice of outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements; and (v) no Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2.

     (c) On the date of commencement of the Offer, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject only to Section 1.2(b), shall reflect the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Company shall also cause all communications with stockholders to comply with all applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel sufficient opportunity to review and comment on the
Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     (d) The Company shall (i) ensure Parent is furnished with an accurate and complete list of its stockholders as of the most recent practicable date, mailing labels and an accurate and complete copy of the most recent available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, and (ii) provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger. Except as required by applicable Legal Requirements or legal process, and except as necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence the information contained in any such listings and files.

     1.3 Top-Up Option.

     (a) Contingent on the number of Parent Owned Shares being equal to at least 80% of the Adjusted Outstanding Share Number, the Company hereby grants to Parent and Acquisition Sub an irrevocable option (the "Top-Up Option") to purchase at a price per share equal to the Offer Price a number of shares of Company Voting Common Stock (the "Top-Up Option Shares") that, when added to the number of shares of Company Common Stock included in the Parent Owned Shares at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares). The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole but not in part, at any time on or after the Acceptance Date.

     (b) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent shall so notify the Company and shall set forth in such notice
(i) the number of Parent Owned Shares that are expected to be owned immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent of the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Acquisition Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares (such payment to be made by (i) check, (ii) wire transfer of immediately available funds, (iii) cancellation of indebtedness or (iv) check or wire transfer of immediately available funds for the aggregate par value of the Top-Up Option Shares and the delivery of a promissory note for the balance of the aggregate price required to be paid for the Top-Up Option Shares), and the Company shall cause to be issued to Parent or Acquisition Sub a certificate representing the Top-Up Option Shares.

SECTION 2.  Merger Transaction

     2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     2.3 Closing; Effective Time. The consummation of the Merger (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Surviving Corporation and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

     2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

     (a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Annex III.

     (b) Unless otherwise determined by Parent prior to the Effective Time:

          (i) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

          (ii) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

     2.5 Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

          (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii) any shares of Company Preferred Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall remain outstanding and continue to be shares of Preferred Stock in the Surviving Corporation;

          (iv) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive a cash amount equal to the Offer Price, without interest (the "Merger Consideration"); and

          (v) each share of the common stock, $0.0001 par value per share, of Acquisition Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change.

     (c) If any shares of Company Common Stock outstanding prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights (such shares, "Unvested Shares"), then the Company shall take all action following adoption and approval of this Agreement under Section 1.2 to accelerate and fully vest such Unvested Shares so that such Unvested Shares may be tendered to Acquisition Sub and Parent on the terms set forth herein.

     2.6 Surrender of Certificates; Stock Transfer Books.

     (a) At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Paying Agent (as defined in Section 2.6(b)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

     (b) Prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

     (c) As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to the record holders of Company Common Stock entitled to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(c), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (d) At any time following the 180th day after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the holders of Company Stock Certificates, and any holder of Company Stock Certificates who has not theretofore surrendered its Company Stock Certificates in accordance with this Section 2.6 shall thereafter look only to Parent as a general creditor of Parent for satisfaction of such holder's claims for the Merger Consideration that may be payable upon due surrender of the Company Stock Certificates held by such holder.

     (e) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     2.7  Shares Subject to Appraisal Rights.

     (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Chapter 13 of the California Corporations Code are or prior to the Effective Time may become applicable to the Merger by reason of Section 2115 of the California Corporations Code, or
(ii) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code or may carry appraisal rights under Section 262 of the DGCL shall not be converted into or represent the right to receive the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code or
Section 262 of the DGCL; provided, however, that if the status of any such shares as "dissenting shares" or shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as "dissenting shares" or shares carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration.

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the CGCL or
Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL or the DGCL, and
(ii) shall keep Parent informed as to all negotiations and proceedings with respect to any such demand, notice or instrument.

     2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

SECTION 3.  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Acquisition Sub as follows:

     3.1  Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of common stock par value $0.0001 per share, (A) of which 35,000,000 shares are designated as Voting Common Stock ("Company Voting Common Stock"), of which 3,093,202 shares have been issued and are outstanding as of the date of this Agreement, and (B) of which 5,000,000 shares are designated as Nonvoting Common Stock ("Company Nonvoting Common Stock"), of which 2,998,902 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 22,000,000 shares of preferred stock par value $0.0001 per share, (A) of which 2,000,000 shares are designated Series A Preferred Stock ("Company Series A Preferred Stock"), of which 2,000,000 shares have been issued and are outstanding as of the date of this Agreement, and (B) of which 18,146,420 shares are designated Series B Preferred Stock ("Company Series B Preferred Stock"), all of which have been issued and are outstanding as of the date of this Agreement. The Company currently holds 585,866 shares of its capital stock in its treasury, consisting of 546,484 shares of Company Voting Common Stock and 39,382 shares of Company Nonvoting Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of the date of this Agreement, 142,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 2000 Equity Incentive Plan (the "Company Option Plan"). (Options to purchase shares of Company Common Stock are referred to in this Agreement as "Company Options.") Contemporaneously herewith, the Company has provided Parent with accurate and complete copies of the Company Option Plan and all data relating to options granted thereunder.

     (c) As of the date of this Agreement, 932,072 shares of outstanding Company Common Stock are subject to forfeiture or a repurchase right in favor of the Company ("Restricted Stock"). Contemporaneously herewith, the Company has provided Parent with the following information with respect to each unvested share of Restricted Stock outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the date of issue; (iii) the applicable schedule for the lapsing of the repurchase right in favor of the Company (and the terms of any right to accelerate the lapsing of such repurchase right).

     (d) Except as set forth in this Section 3.1, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     3.2  SEC Filings; Financial Statements.

     (a) All statements, reports, schedules, forms, and other documents required to have been filed by the Company with the SEC ("Company SEC Documents") have been so filed on a timely basis, giving effect to any extensions granted for the filing thereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the extent applicable but not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); and (ii) none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

     (b) Except to the extent stated therein, the financial statements (including any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered

(except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount).

     3.3  Title to Assets.  The Company owns, and has good and valid title to
(i) the rights and other assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all rights and other assets reflected in the books and records of the Company as being owned by the Company. All of said rights and other assets are owned by the Company free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable and (2) Encumbrances that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company taken as a whole. The rights and other assets owned by or leased to the Company collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

     3.4  Intellectual Property.

     (a) Contemporaneously herewith, the Company has provided Parent with a list of each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

     (b) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts identified on the list provided pursuant to Section 3.4(a)). Except for the nonexclusive licenses and rights granted under the Contracts identified on the list provided pursuant to Section 3.4(a), the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

     (c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract identified on the list provided pursuant to Section 3.4(a); (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

     (d) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating, any Company IP.

     (e) The Company is not currently infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Right of any other Person.

     (f) No claim or Proceeding involving any Intellectual Property or Intellectual Property Right owned by or licensed to the Company is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company.

     3.5 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) normal and recurring current liabilities that have been incurred by the Company since December 28, 2002 in the ordinary course of business and consistent with past practices.

     3.6 Compliance with Legal Requirements. The Company is in compliance in all material respects with all applicable Legal Requirements.

     3.7  Legal Proceedings; Orders.

     (a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.

     3.8 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has, upon the unanimous recommendation of the Special Committee and by the unanimous vote of all directors of the Company, (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL and the CGCL, (c) declared that this Agreement is advisable and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (if required under applicable law) adopt this Agreement and approve the principal terms of the Merger. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and equitable remedies. No state takeover statute or similar Legal Requirement applies or purports to apply to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

     3.9 Vote Required. If required under applicable Legal Requirements, the affirmative vote of (a) the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting and Company Preferred Stock outstanding on the record date for the Company Stockholders' Meeting, voting together as a single class, and (b) the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting, the holders of a majority of the shares of Company Preferred Stock outstanding on the record date for the Company Stockholders' Meeting and the holders of a majority of the shares of Company Series A Preferred Stock outstanding on the record date for the Company Stockholders' Meeting, voting as separate classes (the "Required Company Stockholder Vote"), are the only votes of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the principal terms of the Merger or consummate any of the other transactions contemplated by this Agreement.

     3.10 Non-Contravention; Consents. Neither (1) the execution, delivery or performance by the Company of this Agreement, nor (2) the consummation by the Company of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any material Contract or (ii) cancel, terminate or modify any term of any material Contract;

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

          (f) result in the transfer of any material asset of the Company to any Person.

Except as identified in writing by the Company to the Parent contemporaneously herewith or as may be required by the Exchange Act, the DGCL and any antitrust law or regulation, the Company was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement. At the Effective Time, there will be no restrictions on the transfer of Company Common Stock in the certificate of incorporation or bylaws of the Company that are applicable to the tender of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger.

     3.11 Advisor. Except for the Special Committee Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Special Committee Advisor. The Special Committee Advisor has delivered to the board of directors of the Company and the Special Committee the Special Committee Advisor's written opinion, dated the date of this Agreement, to the effect that as of such date the Offer Price and the Merger Consideration are fair, from a financial point of view, to the holders of Shares.

     3.12 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.  Representations and Warranties of Parent and Acquisition Sub

     Parent and Acquisition Sub represent and warrant to the Company as follows:

     4.1 Valid Existence. Parent and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the acquisition of shares by Acquisition Sub in the Offer or the Merger will (a) contravene, conflict with or result in a violation of any breach of any provisions of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party, or (c) contravene, conflict with or result in a material violation by Parent or Acquisition Sub of any Legal Requirement, order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject.

     4.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5.  Certain Covenants of the Company

     5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel, facilities and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     5.2 No Solicitation.

     (a) The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company (including any Representative of the Special Committee) directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of the Company (including any Representative of the Special Committee) shall have breached or taken any action inconsistent with any of the provisions set forth in this
Section 5.2, (2) the board of directors of the Company concludes in good faith, upon the recommendation of the Special Committee after the Special Committee has taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least one business day prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Representative of the Company (including any Representative of the Special Committee), whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.2 by the Company.

     (b) The Company shall, promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information, advise Parent orally (with a follow-up confirmation in writing within 72 hours) of such Acquisition Proposal, inquiry, indication of interest or request (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 6.  Additional Covenants of the Parties

     6.1 Stockholder Approval; Proxy Statement.

     (a) If the adoption of this Agreement and the approval of the principal terms of the Merger by the Company's stockholders is required by law, the Company shall, as promptly as practicable following the Acceptance Date, take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to vote on the adoption of this Agreement and the approval of the principal terms of the Merger (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

     (b) If the adoption of this Agreement and the approval of the principal terms of the Merger by the Company's stockholders is required by law, the Company shall, as soon as practicable following the Acceptance Date, prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Proxy Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after providing Parent the opportunity to review and comment on such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders.

     (c) Parent agrees to cause all shares of Company Common Stock and Company Preferred Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement and the approval of the principal terms of the Merger at any Company Stockholders' Meeting.

     6.2 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, if any, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     6.3 Stock Options. The Company shall take such action as is necessary to terminate the Company Option Plan immediately prior to the Effective Time. Parent and Acquisition Sub shall not assume outstanding Company Options or substitute any options for Parent's equity securities for outstanding Company Options. In accordance with the Company Option Plan, Company Options not exercised immediately prior to the Effective Time shall be canceled at the Closing.

     6.4 Indemnification of Officers and Directors.

     (a) All rights to indemnification by the Company existing in favor of those Persons who are directors and executive officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permissible under Delaware law for a period of six years from the Effective Time.

     (b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"), on terms and conditions as deemed commercially reasonable by Parent.

     6.5 Additional Agreements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger or any of the other transactions contemplated by this Agreement, and
(iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger and each of the other Transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     6.6 Disclosure. Parent and the Company shall consult with each other before making any disclosure, including issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (i) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

     6.7 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as may be required to cause the disposition of Company Common Stock, including Company Common Stock received upon the exercise or vesting of Company Options or Restricted Stock in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

     6.8 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent at the Closing (effective as of the Closing) the resignation of each officer and director of the Company.

SECTION 7.  Conditions Precedent to the Merger

     The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 Stockholder Approval. If required by applicable law, this Agreement shall have been duly adopted and the principal terms of the Merger duly approved by the Required Company Stockholder Vote.

     7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.3 Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for the shares of Company Common Stock tendered pursuant to the Offer.

SECTION 8.  Termination

     8.1 Termination.  This Agreement may be terminated:

          (a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

          (b) by either Parent or the Company at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger or making the purchase of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

          (c) by either Parent or the Company at any time prior to the Acceptance Date if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Date;

          (d) by either Parent or the Company at any time prior to the Acceptance Date if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on September 27, 2003; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to accept shares of Company

     Common Stock for payment pursuant to the Offer by the close of business on September 27, 2003 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Date;

          (e) by Parent at any time prior to the Acceptance Date if a Triggering Event shall have occurred;

          (f) by Parent at any time prior to the Acceptance Date if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in clause "(b)" of Annex II would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph "(c)" of Annex II would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company within 15 business days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach during the 15 business day period commencing on the date on which the Company receives notice of such inaccuracy or breach from Parent;

          (g) by the Company at any time prior to the Acceptance Date if (i) any of Parent's representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the inaccuracy in Parent's representations and warranties shall have a material adverse effect on Parent's ability to satisfy its obligations under this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties shall be disregarded), or (ii) if any of Parent's covenants contained in this Agreement shall have been materially breached; provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent within 10 days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach during the 10-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or

          (h) by the Company at any time prior to the Acceptance Date, in order to accept a Superior Offer if (i) neither the Company nor any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2, (ii) the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(b) and otherwise causing the Company to comply with all applicable provisions of this Agreement, shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) the Company shall have delivered to Parent a written notice confirming that the board of directors of the Company has authorized the execution and delivery of the Specified Agreement on behalf of the Company, (iv) at least two business days shall have elapsed since the receipt by Parent of the such notice and (v) Parent shall not have made an offer to the Company that is at least as favorable to the Company's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

     8.3 Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not any shares of Company Common Stock are purchased pursuant to the Offer and whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with
(A) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties of any notice or other document under any applicable antitrust law or regulation.

SECTION 9.  Miscellaneous Provisions

     9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and the Company.

     9.2 Waiver.

     (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

     9.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.6 Assignability; Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Company Employee or stockholder of the Company or any other Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received upon receipt at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent or Acquisition Sub:

     BEI Technologies, Inc.
     One Post Street, Suite 2500
     San Francisco, California 94104-5229
     Attention: John LaBoskey
     Facsimile: (415) 956-5564
     with a copy to:

     Cooley Godward LLP
     One Maritime Plaza, 20th Floor
     San Francisco, California 94111
     Attention: Chris Westover
     Facsimile: (415) 951-3699

     if to the Company:

     OpticNet, Inc.
     One Post Street, Suite 2500
     San Francisco, California 94104-5229
     Attention: Gary D. Wrench
     Facsimile: (415) 956-5564

     with a copy to:

     Jones Day
     555 West Fifth Street
     Suite 4600
     Los Angeles, California 90013
     Attention: Esme Smith
     Facsimile: (213) 243-2539

     9.8 Cooperation. The Company shall cooperate with Parent and execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.9 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.10 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. It is accordingly agreed by the parties to this Agreement that they each shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which each party is entitled at law or in equity.

     9.11 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Annexes" are intended to refer to Sections of this Agreement and Annexes to this Agreement.

     (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          BEI TECHNOLOGIES, INC.

                                          By:      /s/ ROBERT R. CORR
                                            ------------------------------------
                                            Printed Name: Robert R. Corr
                                            Title: Treasurer, Controller and
                                              Secretary

                                          OPTO ACQUISITION SUB, INC.

                                          By:      /s/ ROBERT R. CORR
                                            ------------------------------------
                                            Printed Name: Robert R. Corr
                                            Title: Treasurer and Secretary

                                          OPTICNET, INC.

                                          By:      /s/ GARY D. WRENCH
                                            ------------------------------------
                                            Printed Name: Gary D. Wrench
                                            Title: Chief Financial Officer

                                    ANNEX I

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Annex I):

     Acceptance Date. "Acceptance Date" shall mean the first date on which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Sub. "Acquisition Sub" shall mean Opto Acquisition Sub, a Delaware corporation

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company; or

     (c) any liquidation or dissolution of the Company.

     Adjusted Outstanding Share Number. "Adjusted Outstanding Share Number" shall mean the sum of: (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (ii) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Company Common Stock issuable upon the exercise of any outstanding option, warrant or other right to acquire capital stock of the Company, or upon the conversion of any convertible security.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Annex I is attached, as it may be amended from time to time.

     CGCL.  "CGCL" shall mean the California General Corporation Law.

     Closing. "Closing" shall have the meaning set forth in Section 2.3 of the Agreement.

     Closing Date.  "Closing Date" shall have the meaning set forth in Section
2.3 of the Agreement.

     Company.  "Company" shall mean OpticNet, Inc., a Delaware corporation.

     Company Board Recommendation. "Company Board Recommendation" shall have the meaning set forth in Section 1.2(a) of the Agreement.

     Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.0001 par value per share, of the Company, consisting of the Company Voting Common Stock and the Company Nonvoting Common Stock.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Employee. "Company Employee" shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

     Company IP. "Company IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

     Company Nonvoting Common Stock. "Company Nonvoting Common Stock" shall have the meaning set forth in Section 3.1(a) of the Agreement.

     Company Option Plan. "Company Option Plan" shall have the meaning set forth in Section 3.1(b) of the Agreement.

     Company Options.  "Company Options" shall have the meaning set forth in
Section 3.1(b) of the Agreement.

     Company Preferred Stock. "Company Preferred Stock" shall mean the Preferred Stock, $0.0001 par value per share, of the Company consisting of the Company Series A Preferred Stock and the Company Series B Preferred Stock.

     Company SEC Documents. "Company SEC Documents" shall have the meaning set forth in Section 3.2(a) of the Agreement.

     Company Series A Preferred Stock. "Company Series A Preferred Stock" shall have the meaning set forth in Section 3.1(a) of the Agreement.

     Company Series B Preferred Stock. "Company Series B Preferred Stock" shall have the meaning set forth in Section 3.1(a) of the Agreement.

     Company Stock Certificate. "Company Stock Certificate" shall have the meaning set forth in Section 2.6(a) of the Agreement.

     Company Stockholders Meeting. "Company Stockholders Meeting" shall have the meaning set forth in Section 6.1(a) of the Agreement.

     Company Voting Common Stock. "Company Voting Common Stock" shall have the meaning set forth in Section 3.1(a) of the Agreement.

     Consent. "Consent" shall mean any approval, consent, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment of any nature.

     DGCL.  "DGCL" shall mean the Delaware General Corporation Law.

     Effective Time.  "Effective Time" shall have the meaning set forth in
Section 2.3 of the Agreement.

     Encumbrance. "Encumbrance" shall mean any (i) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (ii) obligation to make any royalty payment, milestone payment success payment or pay any maintenance fee.

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Existing Policy.  "Existing Policy" shall have the meaning set forth in
Section 6.4(b) of the Agreement.

     Governmental Authorization. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     Governmental Body. "Governmental Body" shall mean any: (a) federal, state, commonwealth, local, municipal, foreign or other government; or (b) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     Indemnified Person. "Indemnified Persons" shall have the meaning set forth in Section 6.4(a) of the Agreement.

     Intellectual Property. "Intellectual Property" shall mean algorithms, apparatus, databases, data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     Intellectual Property Rights. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights;
(v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses '(i)" through "(v)" above.

     Knowledge. The Company shall be deemed to have "Knowledge" of any fact or other matter if such fact or other matter is within the knowledge of any member of the Company's board of directors or any executive officer of the Company.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

     Merger. "Merger" shall have the meaning set forth in the Second Recital of the Agreement.

     Merger Consideration. "Merger Consideration" shall have the meaning set forth in Section 2.5(a)(iii) of the Agreement.

     Minimum Condition.  "Minimum Condition" shall have the meaning set forth in
Section 1.1(b)of the Agreement.

     Offer. "Offer" shall have the meaning set forth in the Second Recital of the Agreement.

     Offer Expiration Date. "Offer Expiration Date" shall mean the expiration date of the Offer, as such date may be extended in accordance with the terms of the Agreement.

     Offer Conditions.  "Offer Conditions" shall have the meaning set forth in
Section 1.1(b) of the Agreement.

     Offer Documents.  "Offer Documents" shall have the meaning set forth in
Section 1.1(d) of the Agreement.

     Offer Price. "Offer Price" shall have the meaning set forth in the Second Recital of the Agreement.

     Offer to Purchase.  "Offer to Purchase" shall have the meaning set forth in
Section 1.1(d) of the Agreement.

     Parent. "Parent" shall mean BEI Technologies, Inc., a Delaware corporation.

     Parent Owned Shares. "Parent Owned Shares" shall have the meaning set forth in Section 1.1(b) of the Agreement.

     Paying Agent. "Paying Agent" shall have the meaning set forth in Section 2.6(b) of the Agreement.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall have the meaning set forth in Section 5.1 of the Agreement.

     Proxy Statement. "Proxy Statement" shall mean any proxy statement to be sent to the Company's stockholders in connection with a Company Stockholders' Meeting.

     Representatives. "Representatives" shall mean executive officers and directors of a party and any individual or Entity explicitly authorized to take action on behalf of such party.

     Required Company Stockholder Vote. "Required Company Stockholder Vote" shall have the meaning set forth in Section 3.9 of the Agreement.

     Restricted Stock.  "Restricted Stock" shall have the meaning set forth in
Section 3.1(c) of the Agreement.

     Sarbanes-Oxley Act. "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.2(a) of the Agreement.

     Schedule 14D-9.  "Schedule 14D-9" shall have the meaning set forth in
Section 1.2(a) of the Agreement.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Special Committee.  "Special Committee" shall have the meaning set forth in
Section 1.2(a) of the Agreement.

     Special Committee Advisor. "Special Committee Advisor" shall have the meaning set forth in Section 1.2(a) of the Agreement.

     Specified Agreement. "Specified Agreement" shall have the meaning set forth in Section 8.1(h) of the Agreement.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, upon the recommendation of the Special Committee, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not reasonably capable of being obtained by such third party.

     Surviving Corporation. "Surviving Corporation" shall have the meaning set forth in Section 2.1 of the Agreement.

     Top-Up Option. "Top-Up Option" shall have the meaning set forth in Section 1.3(a) of the Agreement.

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

     Top-Up Option Shares.  "Top-Up Option" shall have the meaning set forth in
Section 1.3(a) of the Agreement.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend unanimously that the Company's stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or (if required by applicable law) vote to adopt the Agreement and approve the principal terms of the Merger, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action which is reasonably determined by Parent to suggest that the board of directors of the Company might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Offer Documents the Company Board Recommendation or a statement to the effect that the board of directors of the Company has unanimously determined and believes that the Offer and the Merger are in the best interests of the Company's stockholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its unanimous determination that the Offer and the Merger are in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent) and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; (viii) any Person (other than a Person that beneficially owns more than 15% of the outstanding shares of Company Common Stock as of the date of the Agreement) or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of any securities of the Company and, as a result of the acquisition thereof, owns or would own more than 15% of the outstanding securities of any class of voting securities of the Company; (ix) any Person that beneficially owns more than 15% of the outstanding shares of Company Common Stock as of the date of this Agreement acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of an additional two percent or more of the outstanding securities of any class of voting securities of the Company; or (x) the Company or any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 29, 2003, included in the Company's Report on Form 10-Q for the fiscal quarter ended March 29, 2003, as will be filed with the SEC on or prior to May 15, 2003.

     Unvested Shares.  "Unvested Shares" shall have the meaning set forth in
Section 2.5(c) of the Agreement.

                                    ANNEX II

                            CONDITIONS OF THE OFFER

     Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex II is attached (the "Agreement"). Notwithstanding any other provision of the Offer or the Agreement, Acquisition Sub shall not be required to accept for payment, or (subject to any applicable rule or regulation of the SEC) pay for, and may delay the acceptance of payment of, or (subject to any applicable rule or regulation of the SEC) the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock if
(i) the Minimum Condition shall not have been satisfied on the Offer Expiration Date or (ii) at any time on or after the date of the Agreement and prior to the Offer Expiration Date any of the following conditions shall not have been satisfied:

          (a) any waiting period under any applicable antitrust or competition law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained;

          (b) each of the representations and warranties of the Company contained in the Agreement shall have been accurate in all material respects as of the date of the Agreement (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded;

          (c) each of the representations and warranties of the Company contained in the Agreement shall be accurate in all respects as of the Offer Expiration Date as if made on and as of the Offer Expiration Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date); provided, however, that the inaccuracies in such representations and warranties shall be disregarded for purposes of this clause "(c)" if all such inaccuracies and the circumstances giving rise thereto, considered collectively, have not had and could not reasonably be expected to have or constitute a material adverse effect on the business, operations, capitalization, assets, liabilities or prospects of the Company;

          (d) each covenant or obligation that the Company is required to comply with or to perform at or prior to the Offer Expiration Date shall have been complied with and performed in all material respects;

          (e) all material Consents required to be obtained in connection with the Offer, the Merger and each of the other transactions contemplated by the Agreement shall have been obtained and shall be in full force and effect;

          (f) Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:
     (i) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in paragraphs "(b)," "(c)," "(d)," "(g)" and "(h)" of this Annex II have been duly satisfied; and (ii) the written resignations of all officers and directors of the Company, effective as of the Acceptance Date;

          (g) no temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or preventing consummation of the Merger or any of the other transactions contemplated by the Agreement, shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Offer, the Merger or any of the other transactions contemplated by the Agreement that makes the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement illegal;

          (h) there shall not be pending or overtly threatened any Legal Proceeding by or before any Governmental Body: (i) challenging or seeking to restrain or prohibit the purchase of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or the Company any damages or other relief that may be material to Parent or the Company; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) that could materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company; or

          (i) there shall not have occurred: (i) a declaration by a Governmental Body of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States, which declaration or suspension is continuing; or (ii) a war, armed hostilities, an act of terrorism or any other international or national calamity directly or indirectly involving the United States, which is (or whose effects are) continuing, which in any case in the good faith judgment of Parent would make it inadvisable to proceed with the Offer or the Merger.

     The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent or Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                   ANNEX III

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 OPTICNET, INC.

     1. The original name of this corporation is OpticNet, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is February 23, 2000.

     2. He is the duly elected and acting Chief Financial Officer of OpticNet, Inc., a Delaware corporation.

     3. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                   ARTICLE I

     The name of this corporation is OpticNet, Inc.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one thousand (1,000) shares, each having a par value of one-hundredth of one cent ($.0001).

                                   ARTICLE V

     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

                                   ARTICLE VI

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                  ARTICLE VII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.